Exhibit A

Schedule of Transactions in Class I Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share

8/29/2025 (1)	Class I Shares		2,515,195.98	$11.93

1. The Reporting Person was notified of the transaction on October 1, 2025.